Exhibit 99.1

SOLICITATION AGREEMENT

This Solicitation Agreement (this “Agreement”) is made and entered into as of April 1, 2014, by and among Milwaukee Private Wealth Management, Inc. (“MPWMI”), Jeffrey Geygan, Stanley B. Latacha, and Robert J. Sarlls, on the one hand, and VI Capital Fund, LP (“VICF”), VI Capital Management, LLC (“VI Capital Management”, and together with VICF, the “VI Capital Parties”), David W. Pointer, Charles M. Gillman, Dilip Singh, and John M. Climaco (collectively with the VI Capital Parties, “Concerned ALCO Stockholders”), on the other hand (each a “Party” to this Agreement, and collectively, the “Parties” or the “CAS Group”).

WHEREAS, MPWMI submitted a nomination letter to ALCO Stores, Inc. (“ALCO” or the “Company”) on March 6, 2014 (the “MPWMI Nomination Letter”) nominating a slate of five (5) director candidates to be elected to the Company’s board of directors (the “Board”) at the 2014 annual meeting of stockholders of the Company (the “2014 Annual Meeting”);

WHEREAS, VICF submitted a nomination letter to ALCO on February 14, 2014, as supplemented on March 4, 2014 (the “VICF Nomination Letter”) nominating a slate of five (5) director candidates to be elected to the Board at the 2014 Annual Meeting;

WHEREAS, MPWMI and Concerned ALCO Stockholders have determined to jointly solicit proxies for the election of the following slate of duly nominated candidates at the 2014 Annual Meeting: John M. Climaco, Stanley B. Latacha, David W. Pointer, Robert J. Sarlls and Dilip Singh (the “CAS Nominees”); and

WHEREAS, in furtherance of the election of the CAS Nominees at the 2014 Annual Meeting, the Parties have formed the CAS Group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2014 Annual Meeting, (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions the CAS Group determines to undertake in connection with the CAS Group members’ respective investment in the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties to this Agreement hereby agree as follows:

1.           Each Party agrees to the joint filing of a proxy statement, including any amendments thereto, with the Securities and Exchange Commission in furtherance of the election of the CAS Nominees at the 2014 Annual Meeting.  Each member of the CAS Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           Each Party agrees to form the CAS Group for the purposes of (i) seeking the election of the CAS Nominees to the Board at the 2014 Annual Meeting, (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions the CAS Group determines to undertake in connection with the CAS Group members’ respective investment in the Company.

3.           Each of MPWMI and VICF have submitted a supplemental nomination notice to the Company to (i) notify the Company that the Parties have agreed to jointly solicit proxies in favor of the election of the CAS Nominees at the 2014 Annual Meeting, (ii) update the information included in their respective nomination letter in accordance with the Company’s Amended and Restated Bylaws and (iii) notify the Company that MPWMI and VICF have withdrawn certain of their previously nominated director candidates.

4.           The VI Capital Parties, David W. Pointer and Charles M. Gillman (collectively, the “CAS Group Leader”) shall have the right to pre-approve all expenses incurred in connection with the CAS Group’s solicitation activities set forth in Section 2 and the CAS Group Leader agrees to pay directly all such pre-approved expenses incurred by the CAS Group.  The CAS Group Leader shall not be responsible for the legal fees and expenses of MPWMI, provided that in the event that the CAS Group is successful in electing one or more of the CAS Nominees to the Board, the CAS Group shall seek reimbursement for MPWMI’s legal fees and expenses from the Company.

5.           Each of the Parties hereto agrees that any SEC filing, press release, Company communication or shareholder communication proposed to be made or issued by the CAS Group or any member of the CAS Group in connection with the CAS Group’s activities shall be as directed by the CAS Group Leader.  The CAS Group Leader will provide notice to and a reasonable opportunity for each of the undersigned to review and comment upon any SEC filing, press release, Company communication, shareholder communication, or any proposed agreement or negotiating position with respect to the Company.  In the absence of disagreement, the CAS Group Leader shall have discretion over the content and timing of public or private communications and negotiating positions taken on behalf of the CAS Group.  The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the CAS Group concerning decisions to be made, actions to be taken or statements to be made in connection with the CAS Group’s activities.  The Parties further agree to work in good faith with respect to decisions relating to the content and timing of public or private communications and negotiating positions taken on behalf of the CAS Group.  Any settlement agreement or similar agreement between the CAS Group and the Company shall require the prior unanimous consent of all members of the CAS Group.

6.           The relationship of the Parties hereto shall be limited to carrying on the business of the CAS Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.           Any party hereto may terminate its obligations under this Agreement on 24 hours’ prior written notice to all other Parties, with a copy by fax to:

if to VI Capital Parties or Concerned ALCO Stockholders:
c/o VI Capital Management, LLC
PO Box 402
Newman Lake, WA 99025
Attention: David W. Pointer
Email: dave@vicapitalmanagement.com

if to MPWMI:
1500 W. Market Street
Suite 250
Mequon, WI 53092
Attention: Jeffrey Geygan
Email: jeff.geygan@mpwmi.com

 [Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

CAS GROUP:

MILWAUKEE PRIVATE WEALTH MANAGEMENT, INC.

By:	/s/ Jeffrey Geygan
Name: Jeffrey Geygan
Title: President and Chief Executive Officer

VI CAPITAL FUND, LP
By VI Capital Management, LLC, its general partner

By:	/s/ David W. Pointer
Name: David W. Pointer
Title: Managing Member

VI CAPITAL MANAGEMENT, LLC

By:	/s/ David W. Pointer
Name: David W. Pointer
Title: Managing Member

/s/ David W. Pointer
David W. Pointer

/s/ Charles M. Gillman
Charles M. Gillman

/s/ John M. Climaco
John M. Climaco

/s/ Dilip Singh
Dilip Singh

/s/ Jeffrey Geygan
Jeffrey Geygan

/s/ Stanley B. Latacha
Stanley B. Latacha

/s/ Robert J. Sarlls
Robert J. Sarlls

[Signature Page to Solicitation Agreement]